Exhibit 99.1

Shiner International Announces Acquisition of Water-Based Coatings Manufacturer

HAIKOU, China, May 2, 2011 /PRNewswire-Asia/ -- Shiner International, Inc. (NASDAQ:BEST - News) ("Shiner" or the "Company"), an emerging global supplier of packaging solutions for food, tobacco, and consumer products, today announced that it has acquired 100% of the stock of Shimmer Sun Ltd. ("Shimmer") for $3.2 million in cash. The acquisition gives Shiner a 65% controlling interest in Shimmer's subsidiary company, Ningbo Neisuoer Latex Co., Ltd. ("Ningbo Neisuoer"). Ningbo Neisuoer is a recognized leader in the field of specialty water-based coatings, which are used to produce advanced coated films.

Based in Ningbo, the capital of Zhejiang Province, Ningbo Neisuoer was founded in 2007 and employs approximately 35 staff. Its R&D team was issued the only patent for polyvinylidene chloride, a coating polymer widely used in food packaging, in China. Ningbo Neisuoer expects 2011 sales to be approximately 35 million RMB ($5.3 million USD) with a 35% gross margin.

Water-based coatings are more environmentally friendly than oil-based coatings and offer superior moisture-barrier properties for packaging dry foods and other moisture-sensitive products without compromising the efficiency of the packaging production line.

"Ningbo Neisuoer has a solid reputation for producing advanced, high-quality coatings. The synergies between the Company and Ningbo Neisuoer will bring real benefits to our valued customers and demonstrate our continued commitment to technological excellence," stated Qingtao Xing, President and CEO of Shiner. "This acquisition will enable us to lower our raw material costs and further expand our production capacity. Shiner is seeking vertical integration opportunities that help us deliver new and innovative packaging products to better serve our customers worldwide. This acquisition is an important step in that regard."

About Shiner International, Inc.

Shiner International, Inc. is engaged in the research and development, manufacture and sale of flexible packaging material and advanced film. Its products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's products are used by manufacturers in the food and consumer products industry to preserve the texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou, China.

Approximately 80% of Shiner's current customers are located in China, with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 16 patents on products and production equipment, and has an additional 10 patent applications pending. The Company's flexible packaging meets U.S. FDA requirements, as well as the requirements for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner is available at http://www.shinerinc.com

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission. The information contained in this press release is made as of the date of the press release, even if subsequently made available by Shiner on its website or otherwise.

Contact Us

At the Company:
Email: ir@shinerinc.com
Web: http://www.shinerinc.com

Investor Relations:
Dave Gentry, President
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 104
Email: info@redchip.com